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                                                                       Ex. 10.10

                               SERVICES AGREEMENT

                                     BETWEEN

                            SILVERLEAF RESORTS, INC.

                                  AS CUSTOMER,

                                       AND

                     ALGONQUIN WATER RESOURCES OF TEXAS, LLC

                                       AND

                   ALGONQUIN WATER RESOURCES OF AMERICA, INC.,

                                       AND

                           ALGONQUIN POWER INCOME FUND

                            DATED AS OF MARCH 8, 2005

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                               SERVICES AGREEMENT

THIS SERVICES AGREEMENT (the "Services Agreement") is entered into as of the 8th day of March, 2005, (the "Agreement Date") by and between SILVERLEAF RESORTS, INC., a Texas corporation (the "Customer") and ALGONQUIN WATER RESOURCES OF TEXAS, LLC., a Texas limited liability company ("Provider"). ALGONQUIN WATER RESOURCES OF AMERICA, INC., a Delaware corporation and ALGONQUIN POWER INCOME FUND, a Canadian income trust (together, the "Parent Entities") are also parties to this Services Agreement solely for purposes of Section 17. The Customer, the Provider and the Parent Entities are sometimes referred to herein individually as a "Party" and collectively as the "Parties."

                                    RECITALS

WHEREAS Provider and Customer have entered into that certain Asset Purchase Agreement dated as of August 29, 2004 (the "Asset Purchase Agreement");

AND WHEREAS Customer owns and operates land development, interval ownership sales, property rentals, property management and other resort operation related activities at the following resort properties ("Resorts") in Texas:

RESORT                                       LOCATION
------                                       --------
Holly Lake                                   Wood County, TX
Hill Country Resort                          Comal County, TX
Piney Shores Resort                          Montgomery County, TX
The Villages                                 Smith County, TX

AND WHEREAS pursuant to the Asset Purchase Agreement Provider has agreed to purchase from Customer all of the assets comprising the water supply and distribution systems serving the Resorts (the "Water Assets") and all of the assets comprising the wastewater collection and treatment systems serving the Resorts (the "Wastewater Assets");

AND WHEREAS Provider expects to continue to provide water supply and wastewater management services at the Resorts and the Customer desires to have the Provider continue to provide such services at the resorts.

AND WHEREAS the entering into of this Services Agreement is a condition to the closing of the transaction contemplated by the Asset Purchase Agreement.

IN CONSIDERATION of the mutual promises of the Parties, in reliance on the covenants and conditions contained in this Services Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

                                    AGREEMENT

SECTION 1. DEFINITIONS

Unless otherwise stated in this Services Agreement, the following terms shall have the following meanings:

      1.1 CC&N. The Certificate of Convenience and Necessity granting the Regulated Utility an exclusive franchise territory to provide public utility service, as issued by the Regulatory Agency.

      1.2 Excluded Expenses. Any and all costs attributable to maintaining the Water Assets and the Wastewater Assets as provided in Section 2.3 of this Services Agreement which are disallowed for recovery by the Regulatory Agency as unreasonable or imprudent expenditures.

      1.3 Excluded Investment. Any and all amounts associated with a capital asset investment made by the Regulated Utility that are not allowed in the rate base of the Regulated Utility for rate-making purposes by the Regulatory Agency.

      1.4 Regulatory Agency. The Texas Commission on Environmental Quality ("TCEQ").

      1.5 Regulated Utility. Any utility that is subject to the jurisdiction of the Regulatory Agency that grants a CC&N to supply such services in a designated geographic service area.

      1.6 Unregulated Utility. Any utility that is not subject to the jurisdiction of the Regulatory Agency.

      1.7 Utility or Utilities. The operations of the Regulated Utility or Unregulated Utility together with all assets, facilities, management, authorizations and other assets being either tangible and intangible all together providing Utility Services.

      1.8 Utility Services. All services relating to the supply and distribution of potable water or the collection and treatment of wastewater, or both of them.

SECTION 2. UTILITY SERVICES

      2.1 Commencing upon the Closing Date as defined in Section 2.08 of the Asset Purchase Agreement, Provider shall provide Utility Services to the Resorts of a quality substantially similar to that which was previously supplied to the Resorts by the

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Customer, consistent with applicable laws, ordinances, rules, regulations and orders of the Regulatory Agency.

      2.2 Provider shall supply Utility Services in compliance in all material respects with and pursuant to all approved tariffs on file with the Regulatory Agency, as may be amended from time to time.

      2.3 Provider shall maintain the appearance of the Water Assets and the Wastewater Assets to the reasonable standard and satisfaction of the management of the Resort in which the Water Assets and Wastewater Assets are located (the "Resort Management"). In the event that the appearance of the Water Assets or Wastewater Assets fails to meet the reasonable standard and satisfaction of the Resort Management, then the Resort Management shall communicate with specificity and in writing to Provider those portions of the Water Assets and/or Wastewater Assets which are deficient. Upon receipt of such written notice, Provider shall immediately undertake such steps as may reasonably be required to address the deficiencies identified by Resort Management. Customer shall reimburse Provider for any and all Excluded Expenses attributable to any specific request made to the Provider by the Customer for maintaining the Water Assets and the Wastewater Assets as provided in this Section 2.3. Provider shall, from time to time as applicable, invoice Customer (or Resort Management directly if requested by Customer in writing) for any Excluded Expenses. Payment of such invoices shall be due and payable within 15 days of receipt of the bill by Customer.

SECTION 3. JURISDICTION

      3.1 Regulated Utilities. Provider and Customer agree that where Provider is a Regulated Utility subject to the jurisdiction of the Regulatory Agency, then the Utility Services shall be provided in accordance with all applicable laws, ordinances, rules, regulations and orders of the Regulatory Agency.

      3.2 Unregulated Utilities. This Section 3.2 applies to Unregulated Utilities.

            3.2.1 Provider and Customer agree that where Utility Services provided to a Resort under this Services Agreement are not subject to the jurisdiction of the Regulatory Agency, then all matters normally determined by or approved by the Regulatory Agency (including but not limited to rate cases and tariff filings) shall instead be resolved in accordance with Section 3.2.3 hereto.

            3.2.2 To the extent reasonably possible, Provider shall provide Utilities Services which are Unregulated Utilities utilizing the same standards, methods, procedures and protocols as if the Provider were a Regulated Utility. For purposes of this Services Agreement, and with regard to Utility Services which subsequently become Unregulated Utilities, the Parties agree that rate base shall be the rate base amount as of the date the Regulatory Agency issues the order finding that the Utility is no longer subject to regulation by the Regulatory Agency for the Water Assets or Wastewater Assets at that specific Resort location.

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            3.2.3 For purposes of establishing and modifying rate base and the rates charged by Provider for Utility Services which are Unregulated Utilities, the parties agree to follow the ratemaking procedures of the TCEQ, regardless of the actual location where the Unregulated Utilities are provided, and such other procedures as our mutually agreed upon from time to time. Provider shall charge Customer rates which will result in a rate of return for Provider set by the TCEQ (currently 12%) after accounting for hypothetical income taxes for regulation purposes (the "Regulated Return").

            3.2.4 For purposes of establishing and modifying rates charged by Provider for Utility Services for unregulated utilities, each Unregulated Utility shall be treated as a stand alone operation.

      3.3 Change in Regulated Status of Utility

            3.3.1 If Utility Services at a Resort are not subject to the jurisdiction of the Regulatory Agency as of the Closing Date, but such Utility Services subsequently become regulated and subject to the jurisdiction of the Regulatory Agency, the applicable law of the state of Texas shall then apply and take precedence over the terms of any previously executed Services Agreements(s) and all matters shall then be conducted in accordance with the laws of that state and Section 3.1 hereof.

            3.3.2 If Utility Services located at a Resort are not subject to the jurisdiction of the Regulatory Agency as of the Closing Date, but such Utility Services subsequently become regulated, and the rate base approved by the Regulatory Agency with jurisdiction over the Utility Services is less than the rate base as determined by the Parties pursuant to Section 3.2.3 above as of the date of the conversion, thereby resulting in a loss of rate base to the Provider, the Parties agree to include the amount of rate base that is disallowed by the Regulatory Agency, up to a maximum of $400,000, in the rate base of another Unregulated Utility, if any, for which there is a Services Agreement between the Provider and the Customer.

            3.3.3 If a Regulated Utility ceases to be regulated and is no longer subject to the jurisdiction of the Regulatory Agency, then the provisions of
Section 3.2 above shall apply.

SECTION 4. FEES, CHARGES AND PAYMENTS

The rate to be paid by Customer for Utility Services shall be:

      4.1 With regard to a Regulated Utility, the rate set forth in applicable tariffs, as may be amended from time to time, and as established in compliance with the laws, rules, ordinances, regulations and order of the Regulatory Agency.

      4.2 With regard to an Unregulated Utility, the rates as established pursuant to Section 3.2 above.

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      4.3 If the Customer fails to make payment, the Unregulated Utility will follow the rules for non-payment and termination of service as established by the Regulatory Agency in the State of Texas.

SECTION 5. CAPITAL EXPENDITURE FUNDING AND RATE BASE

      5.1 Provider-Funded Capital Additions

            5.1.1 Provider agrees to fund sufficient future capital additions at each Resort as is required to provide at least the same level of Utility Services to all current and future occupants of the Resort as is provided to the current occupants.

            5.1.2 Upon request by Customer, Provider shall expand utility infrastructure in a timely manner to accommodate additional development at any of the Resorts. In such event, Provider and Customer shall cooperate in good faith to develop a construction schedule which is mutually agreeable to the Parties.

            5.1.3 Notwithstanding anything contained herein, Provider shall not be obligated to finance the cost of any capital improvement which either (i) cannot reasonably be expected to be included in rate base; and/or (ii) which is subsequently disallowed for inclusion in rate base by the Regulatory Agency in a future rate case proceeding. Provider shall be reimbursed by Customer for all capital expenditures requested by Customer that do not satisfy the requirements of this Section 5.1.3 in accordance with Section 5.3 of this Service Agreement.

      5.2 Customer-Funded Capital Additions

            5.2.1 In those jurisdictions where state regulation requires the costs of certain utility infrastructure additions be borne by either the developer or new customers and not by the existing customer base of the utility, the Provider shall not be required to fund such asset additions and such funding shall be the obligation of the Customer.

            5.2.2 Any Excluded Investment is the responsibility and obligation of the Customer and Customer shall reimburse Provider all such amounts.

            5.2.3 The Provider shall not fund the cost of capital assets that are unlikely to be eligible for inclusion into rate base.

      5.3 Funding Process

            5.3.1 Provider shall seek input from the Customer in preparing a 5-year forward Capital Expenditure Plan (the "Capital Plan"). The Capital Plan shall set out in reasonable detail the capital expenditures that are anticipated to be required in respect of the Utility on a quarterly basis during the upcoming five year period to deal with routine asset replacements, environmental compliance obligations and system expansions or enhancements.

            5.3.2 The Capital Plan shall be updated quarterly and shall detail the expected Utility capital additions necessitated by the expansion plans of the Customer at

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each of the Resorts including, but not limited to, anticipated requirements for both Utility backbone infrastructure and piping and transmission lines together with time lines for such expansion.

            5.3.3 Customer, with input from the Provider, shall enter into contracts for the capital expansion work to be undertaken from time to time. Customer will, in working with contractors for construction matters in relation to the expansion of the Resorts, request contractors to provide bids and quotes for work that may be required for the capital expansion of the Utility. Provider and Customer shall jointly review such quotes and bids, and determine whether the costs are likely to be approved by the Regulatory Agency for inclusion in rate base of the Regulated Utility. If the Provider is satisfied that the costs will likely be included in rate base, the Provider and the Customer will select the contractor to complete the capital expansions to the specifications agreed to by both the Provider and the Customer. The Customer will engage the contractor to perform and complete the contract. All work must be performed to the satisfaction of the Provider. Provider has the right to inspect all work performed by the contractor related to the capital expansion of the Utility's facilities. The Customer will submit copies of all invoices, bills, as-built surveys and any other documentation related to the construction of the capital expansion that the Provider deems necessary. Provider will reimburse Customer within forty-five days of completion of the work to the satisfaction of the Provider and receipt of all documents that the Provider deems necessary. The Provider will not be liable for any costs of rework due to poor workmanship or faulty design.

            5.3.4 For any Excluded Investments, Provider and Customer shall enter into a Line Extension Agreement ("LXA"). The terms of each LXA will be in accordance with and pursuant to the Line Extension rules and policies of the Regulatory Agency having jurisdiction over the Regulated Utility. Customer shall determine any terms and conditions in the LXA that are not already set out in the rules or policies of the Regulatory Agency. The Provider will submit the LXA to the Regulatory Agency for approval and will use its best efforts to obtain such approval. The LXA will be performed only as approved by the Regulatory Agency. The Provider is not obligated to perform or liable for any terms that are not approved by the Regulatory Agency.

            5.3.5 Upon the expiration of the LXA the residual value of the underlying capital asset not yet recovered by the Customer (being the difference between the depreciated value of the underlying asset at the time of expiration of the LXA and the amount recovered by the Customer in payments from the Utility under the corresponding LXA) shall be added to the Utility's Contribution in Aid of Construction balance and shall thus not become part of the Utility's rate base and shall not be available for recovery by the Utility in its future rates and tariffs.

            5.3.6 Any Excluded Investments for which a LXA cannot be obtained shall be funded by Customer and contributed to the Utility as a Contribution in Aid of Construction and is not part of the Utility's rate base for ratemaking purposes.

            5.3.7 In the event that the Customer desires Provider to make improvements or add service capabilities to the Utilities, which the Provider deems are unnecessary or are untimely, Customer shall have the option of having that construction

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done at Customer's expense unless such improvements or additional service capabilities would be detrimental to the safe and efficient operation of the Utilities. All plans and permits required for such construction must have Provider's prior review and approval, which approval shall not be unreasonably withheld. Provider agrees to reimburse Customer for such expenditures as they become used and useful and includable in rate base. All unreimbursed expenditures shall be deemed to be "developer contribution in aid of construction" for future rate-making purposes.

SECTION 6. DISPUTE RESOLUTION

If a dispute arises between the Parties regarding the provision of Utility Services including, but not limited, the determination of rate base, setting of rates and charges for the Unregulated Utility, the parties will enter into good faith negotiations to attempt to resolve such dispute. In the event such good faith negotiations fail to resolve such matters to the mutual satisfaction of the parties within thirty (30) days of the negotiation process, or such longer period of time as the Parties may mutually agree, then such dispute shall be resolved through binding arbitration under the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association (the "AAA"), which shall be the exclusive mechanism for dispute resolution. The conduct of the arbitration shall be solely within the jurisdiction of the state court of the State of Texas. The arbitrator shall be Mark H. Zeppa of the Law Offices of Mark H. Zeppa, PC, Independent Water & Sewer Companies of Texas, 4833 Spicewood Springs Road, Suite 202, Austin, Texas 78759-8436, (512) 346-4011, providing he is not representing either party as an attorney on any other matter. If Mark H. Zeppa is unwilling or unable to act as arbitrator, then the Parties shall each appoint one arbitrator, and the two arbitrators appointed by the Parties shall select a third arbitrator. The task of the three arbitrators shall be to resolve the matter in dispute, and the decision of any two arbitrators so appointed shall be in all cases binding and conclusive upon the Parties and shall be the basis for a judgment entered in any court of competent jurisdiction. Each arbitrator so appointed must be familiar with utility regulation, the customary practices of the Regulatory Agency deemed to have jurisdiction over the Utilities, and the National Association of Regulatory Utility Commissioners guidelines and standards.

SECTION 7. TERM AND TERMINATION

The Services Agreement will continue until such time as it is terminated by mutual agreement of the parties or as provided in Section 4.3 of this Services Agreement for termination for non-payment of services.

SECTION 8. NOTICES

All notices, demands, or other communications of any type (herein collectively referred to as "Notices") given by the Customer to the Provider or by the Provider to the Customer shall be void and of no effect unless given in accordance with the provisions of this Section 9. All Notices shall be in writing and delivered to the person to whom the notice is directed, either (a) by telephonic facsimile communication, (b) by United States Mail, as a registered or certified item, return receipt requested or (c) by nationally recognized overnight or local courier service. Any of the Notices may be delivered by

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

the parties hereto or by their respective attorneys. Any notice delivered by telephonic facsimile communication shall be deemed effective after being transmitted to the applicable telephone facsimile numbers set forth below. Notices delivered by overnight or local courier shall be effective upon receipt. Notices delivered by registered or certified mail shall be deemed effective two
(2) days after being deposited in a post office or other depository under the care or custody of the United States Postal Service, enclosed in a wrapper with proper postage affixed, with return receipt requested, or on the date of refusal to accept delivery of the notice, and addressed as follows:

      If to Customer:     Silverleaf Resorts, Inc.
                          Attn: Robert E. Mead
                          1221 River Bend Drive, Suite 120
                          Dallas, Texas 75247
                          Telephone: (214) 631-2266
                          Facsimile: (214) 905-0514

      With copy to:       George R. Bedell, Esq.
                          Meadows Owens Collier Reed Cousins & Blau, L.L.P.
                          901 Main St., Suite 3700

                          Dallas, TX 75202
                          Telephone: (214) 744-3700
                          Facsimile: (214) 747-3732

      If to Provider:     Algonquin Water Resources of America, Inc.
                          Attn: Ian Robertson
                          2845 Bristol Circle
                          Oakville, Ontario  L6H 7H7
                          Telephone: (905) 465 4500
                          Facsimile: (905) 465 4540

      With copy to:       Snell & Wilmer L.L.P.
                          One Arizona Center
                          400 E. Van Buren
                          Phoenix, Arizona 85004-2202
                          Phone: (602) 382-6381
                          Facsimile: (602) 382-6070
                          Attn: Michael M. Donahey

Either party hereto may change the address for notice specified above by giving the other party five (5) days advance written notice of such change of address.

SECTION 9. ASSIGNMENT OF AGREEMENT

This Agreement shall be binding on and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. This Agreement may be assigned by the Provider to one or more of its subsidiaries or affiliates; provided, however, that any such assignment shall in no way diminish the continuing obligation of

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

Provider in respect of all obligations and undertakings set out in this Services Agreement. This Services Agreement may be assigned by the Provider to a non-subsidiary or non-affiliate with written approval from the Customer. Such approval shall not be unreasonably withheld.

SECTION 10. GOVERNING LAW

This Services Agreement shall be construed and governed by the laws of the State of Texas.

SECTION 11. FORCE MAJEURE

In the event either Party is rendered unable, wholly or in part, to perform its obligations under this Service Agreement due to acts of God, floods, fires, explosions, weather, strikes, lockouts or other industrial disturbances, wars or any law, rule, order or action of any court or instrumentality of the federal or any state government, or due to exhaustion, reduction or unavailability of water at the source of supply from which deliveries are normally made, failure of third Party transportation or any other cause or causes (except financial) beyond its control whether similar or dissimilar to those stated above, it is agreed that the obligations of each Party shall be suspended for the continuance of any inability so caused but for no longer period. The Party claiming force majeure shall immediately notify the other Party by telephone and with written confirmation sent by facsimile, overnight courier, etc. describing the nature and estimated duration of such inability to perform. The cause of such inability to perform shall, so far as possible, be remedied with all reasonable dispatch.

SECTION 12. AMENDMENTS; WAIVER

This Services Agreement may be amended only in writing by the mutual consent of all of the parties, evidenced by all necessary and proper corporate authority. No waiver of any provision of this Services Agreement shall arise from any action or inaction of any Party, except an instrument in writing expressly waiving the provision executed by the Party entitled to the benefit of the provision.

SECTION 13. ENTIRE AGREEMENT

This Services Agreement, together with any documents and exhibits given or delivered pursuant to this Services Agreement, constitutes the entire agreement between the Parties. No Party shall be bound by any communications between them on the subject matter of this Services Agreement unless the communication is (a) in writing, (b) bears a date contemporaneous with or subsequent to the date of this Services Agreement, and (c) is agreed to by all Parties to this Services Agreement.

SECTION 14. FURTHER ASSISTANCE

The Parties shall utilize their best efforts, consistent with sound business practice, to take such further action and execute such further documents, assurances and certificates as either Party may reasonably request of the other in order to effectuate the purpose of this

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Services Agreement. In addition, each Party agrees that it will not take any action which would adversely affect the rights granted by it to the other Party hereunder.

SECTION 15. GBRA AGREEMENT

Customer hereby assigns and Texas Provider hereby assumes Sections 1, 2, 6, 7, 11 and 16 of that certain Sewage System Modification, Construction and Wholesale Service Agreement Between Guadalupe-Blanco River Authority and Silverleaf Resorts, Inc., dated June 8, 1998 (as amended, the "GBRA Agreement"). Customer hereby represents to Texas Provider that Customer has full right, power and authority to assign such Sections of the GBRA Agreement to Texas Provider. No other section, provision, or obligation contained in the GBRA Agreement, including, but not limited to the Amendment to the GBRA Agreement dated August 31, 2000, shall be assigned to, or assumed by, Texas Provider.

SECTION 16. APPROVAL OF REGULATORY AGENCY

In the event that the Parties determine that this Services Agreement must be submitted to and approved by the Regulatory Agency, then the Parties shall jointly prepare and file an application for such approval. In the event that the Regulatory Agency declines to approve this Services Agreement, then the Parties shall work together in good faith to modify this Services Agreement so that it conforms to the requirements of the Regulatory Agency. In the event that this Services Agreement cannot be so modified, then the Services Agreement shall be deemed null and void.

SECTION 17. PARENT ENTIES

The Parent Entities hereby agree to cause Provider to satisfy each of its obligations hereunder and the Parent Entities hereby agree to indemnify Customer for any losses incurred by Customer which are caused by the failure of the Parent Entities to so cause Provider to perform hereunder.

      IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the date and year first above written.

PROVIDER:                             PARENT ENTITIES:

ALGONQUIN WATER RESOURCES OF          ALGONQUIN WATER RESOURCES OF AMERICA, INC.
TEXAS, LLC

By: /s/ IAN ROBERTSON                 By: /s/ IAN ROBERTSON
                                          --------------------------------------
Name: Ian Robertson                       Name: Ian Robertson

Title: _____________________              Title: Authorized Signing Officer

CUSTOMER:                                 ALGONQUIN POWER INCOME FUND

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SILVERLEAF RESORTS, INC.              By: /s/ IAN ROBERTSON
                                          --------------------------------------

By: /s/ HARRY J. WHITE, JR.           Name: Ian Robertson
    ------------------------
Name: Harry J. White, Jr.             Title: Authorized Signing Officer
Title: CFO

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